UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 1, 2018

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

59 Maiden Lane, 43rd Floor, New York, New York		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 220-7120

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On March 1, 2018, AmTrust Financial Services, Inc. (the “Company”) announced that it reached an agreement with Evergreen Parent, L.P., a Delaware limited partnership (“Parent”) owned by Trident VII, L.P. and its affiliated funds (“Trident”), K-Z LLC, Barry D. Zyskind, Chairman and CEO of the Company, George Karfunkel and Leah Karfunkel (such individuals, collectively, the “Karfunkel-Zyskind Family”) pursuant to which Parent will acquire all of the outstanding common shares, par value $0.01 per share (the “Common Stock”), of the Company that are not currently owned or controlled by the Karfunkel-Zyskind Family and its affiliates and certain related parties, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Parent and Evergreen Merger Sub, Inc., a Delaware corporation (“Merger Sub”). The Karfunkel-Zyskind Family and its affiliates and certain related parties currently own or control approximately 55% of the outstanding shares of Common Stock of the Company.

The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a subsidiary of Parent (the “Merger”). Pursuant to the transactions contemplated by the Merger Agreement, each outstanding share of Common Stock of the Company (other than shares owned by the Company, any wholly-owned subsidiary of the Company, Merger Sub, Parent (including the Rollover Shares (as defined below)) or holders who have properly exercised dissenters’ rights under Delaware law) will be converted into the right to receive $13.50 per share of Common Stock in cash, without interest and less any required withholding taxes (the “Merger Consideration”).

Consummation of the Merger is subject to certain customary conditions, including approval by the Company’s stockholders as described below and receipt of required regulatory approvals. The obtaining of financing is not a condition to the obligations of Parent or Merger Sub to effect the Merger. The closing of the Merger is subject to a non-waivable condition that the Merger Agreement be adopted by the affirmative vote of (i) the holders of at least a majority of all outstanding shares of Common Stock and (ii) the holders of at least a majority of all outstanding shares of Common Stock held by the “Public Stockholders” (defined as stockholders other than Parent and its affiliates, the Rollover Stockholders (as defined below) and their respective affiliates and certain related parties and the Company’s directors and officers as set forth on Schedule I to the Merger Agreement), in each case, entitled to vote on the Merger at a meeting of stockholders duly called and held for such purpose (the “Requisite Stockholder Vote”).

The Merger Agreement contains customary termination rights, including the right of either the Company or Parent to terminate the Merger Agreement if the Merger has not been consummated on or prior to December 1, 2018 (unless the Company or Parent elects to extend the Outside Date to March 1, 2019 if all closing conditions are satisfied other than receipt of the required regulatory approvals (which election may be unilateral)) or if the Requisite Stockholder Vote is not obtained after a vote of the stockholders of the Company. Parent may also terminate the Merger Agreement following an Adverse Company Recommendation (as defined herein) or if the Company has not filed on or prior to June 30, 2018 its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 in compliance with the Exchange Act. Even if an Adverse Company Recommendation is made, the transactions contemplated by the Merger Agreement will be submitted to a vote of the Company’s stockholders unless the Merger Agreement is terminated by Parent. In addition, Parent may terminate the Merger Agreement if any of the insurance subsidiaries of the Company set forth on a schedule to the Merger Agreement fails to have a Financial Strength Rating of at least “A” from A.M. Best or if A.M. Best Company, Inc. has given any oral or written notice to Parent (or any party related to Parent), the Company or any of such insurance subsidiaries that any such rating has been or will be downgraded, suspended, withdrawn or retracted (provided that a status of “under review with negative implications” or “under review with developing implications” will not alone constitute a termination right) and Parent provides the Company with written notice of termination of the Merger Agreement no later than the forty fifth day following the date of such downgrade, suspension, withdrawal or retraction.

The Merger Agreement contains customary representations, warranties and covenants of the Company, including covenants to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger and not to engage in certain types of transactions during this interim period without the prior written consent of Parent. Each of the Company, Parent and Merger Sub agrees to use such party’s respective reasonable best efforts to take all actions necessary to ensure that the conditions to closing are satisfied and to consummate the transactions contemplated by the Merger Agreement as promptly as practicable.

Parent has obtained equity financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate Merger Consideration and all related fees and expenses. Private equity funds managed by Trident and an investment entity controlled by the Karfunkel-Zyskind Family have committed to capitalize Parent, at or immediately prior to the Effective Time, with an aggregate equity contribution in an amount up to $800 million and $400 million, respectively, in exchange for equity interests in Parent, subject to the terms and conditions set forth in certain equity financing commitment letters, dated as of March 1, 2018. In addition, the Karfunkel-Zyskind Family and its affiliates and certain related parties (the “Rollover Stockholders”) have entered into a rollover agreement, dated as of March 1, 2018, pursuant to which such Rollover

Stockholders have committed to contribute all of the shares of Common Stock that they own to Parent immediately prior to the closing of the Merger (the “Rollover Shares”). The Rollover Agreement also provides that the Rollover Stockholders will, among other things, vote or cause to be voted their respective shares of Common Stock in favor of any proposal to approve the Merger and the Merger Agreement.

The Merger Agreement was unanimously approved by a special committee consisting solely of independent and disinterested members of the Board of Directors (the “Board”) of the Company (the “Special Committee”) and by the Board, and the Special Committee and the Board unanimously resolved to recommend that stockholders of the Company approve the adoption of the Merger Agreement and the transactions contemplated thereby (the “Company Recommendation”). The Special Committee received a fairness opinion from the Special Committee’s financial advisors, Deutsche Bank Securities Inc. The Company has agreed that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries (in their capacities as such) will initiate, solicit, knowingly encourage, induce or knowingly facilitate or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any competing proposal or offer to acquire the Company (an “Acquisition Proposal”), as further described in the Merger Agreement. These restrictions are subject to provisions that permit the Special Committee to participate in discussions with respect to an unsolicted Acquisition Proposal if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal (a) constitutes or would reasonably be expected to lead to a “Superior Proposal,” as further described in the Merger Agreement, and (b) that failure to enter into such discussions would be inconsistent with its fiduciary duties under Delaware law.

The Board or any committee thereof (including the Special Committee) is not permitted to (i) withdraw, suspend, modify or amend the Company Recommendation in any manner adverse to Parent or fail to include the Company Recommendation in the proxy statement that the Company will prepare in connection with the Merger Agreement and the Merger, (ii) approve, endorse or recommend or otherwise declare advisable an Acquisition Proposal, (iii) at any time following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of the Merger Agreement and the Merger as promptly as practicable (but in any event within four business days after receipt of Parent’s reasonable written request to do so), or (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Securities Exchange Act of 1934 (the “Exchange Act”) (any of clauses (i), (ii), (iii) or (iv), an “Adverse Company Recommendation”). However, the Special Committee may, in response to the receipt of a Superior Proposal or an “Intervening Event,” as further described in the Merger Agreement, and subject to certain procedural requirements set forth in the Merger Agreement, make an Adverse Company Recommendation if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under Delaware law.

The Merger Agreement provides that Parent will be entitled to receive a termination fee of $33,000,000 (the “Termination Fee”) from the Company if Parent terminates the Merger Agreement following (a) an Adverse Company Recommendation or (b) the Company’s failure to call or hold its stockholders meeting as required by the Merger Agreement (the “Company Stockholders’ Meeting”) or the willful breach of its material obligations under the terms of the Merger Agreement with respect to its “no shop” and related covenants. In addition, in the event the Merger Agreement is terminated by (i) Parent or the Company because the Required Stockholder Approval is not obtained where an Acquisition Proposal has been made and not withdrawn at least 10 business days before the Company Stockholders’ Meeting, or (ii) Parent if the Company has breached its representations, warranties or covenants under the Merger Agreement and an Acquisition Proposal has been made prior to the Company Stockholders’ Meeting and not withdrawn at least 10 business days prior to the date of termination of the Merger Agreement, Parent will be entitled to receive reimbursement of reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub and their respective affiliates on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, in an amount not to exceed $5,000,000. In the event the Merger Agreement is terminated by Parent because the Company has not filed on or prior to June 30, 2018 its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 in compliance with the Exchange Act, Trident will be entitled to receive reimbursement of reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Trident and its affiliates in connection with the transactions contemplated by the Merger Agreement, in an amount not to exceed $5,000,000.

The Merger Agreement is governed by Delaware law and is subject to the jurisdiction of Delaware federal and state courts.

The summary of the Merger Agreement in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated by reference in its entirety herein.

The representations, warranties, and covenants of Parent, Merger Sub and the Company contained in the Merger Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have generally been qualified by matters disclosed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”), (c) are subject to materiality qualifications contained in the Merger

Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement and not to provide investors with any other factual information regarding the Company, Parent or their respective businesses. Investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s (or any of its affiliates’) public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of March 1, 2018, by and among AmTrust Financial Services, Inc., Evergreen Parent, L.P. and Evergreen Merger Sub, Inc.*

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2018	AMTRUST FINANCIAL SERVICES, INC.

	By:	/s/ David Saks
	Name:	David Saks
	Title:	EVP, Chief Legal Officer